Global Self Storage Reports Second Quarter and Six-Month 2018 Results

Company Achieves Dividend Coverage Amid Continued Strong Growth

New York, NY – August 14, 2018 – Global Self Storage, Inc. (NASDAQ: SELF) (the "Company"), a real estate investment trust that owns and operates self storage properties, reported results for the quarter and six months ended June 30, 2018.

Q2 2018 vs. Q2 2017 Highlights
•	The Company's total revenues increased 9.4% to $2.0 million, total expenses increased 1.0% to $1.6 million, and operating income increased 70.4% to $381,000.
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Net income totaled approximately $395,000, or $0.05 per fully diluted share, for the second quarter of 2018 compared to net income of $18,000, or $0.00 per fully diluted share, for the second quarter of 2017.

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Funds from Operations ("FFO") and Adjusted FFO ("AFFO") totaled $0.07 and $0.07 per share, respectively, for the second quarter of 2018 compared to $0.06 and $0.06 per share, respectively, for the second quarter of 2017. This represents total FFO and AFFO growth of 12.0% and 17.7%, respectively, for the second quarter of 2018 versus the same time period in 2017.

•	Same-store revenues increased 8.6% to $1.8 million.
•	Same-store net operating income ("NOI") increased 5.7% to $1.0 million.
•	Combined same-store and non same-store ("Combined store") revenues increased 9.4% to $2.0 million.
•	Combined store NOI increased 6.6% to $1.2 million.
•	Combined store leasable square footage at quarter end increased 1.2% to 765,000.
•	Combined store overall square foot occupancy at quarter end decreased 20 basis points to 93.1%.
•	Maintained quarterly dividend of $0.065 per share of common stock.

Six Months Ended June 30, 2018 vs. Six Months Ended June 30, 2017 Highlights
•	The Company's total revenues increased 10.7% to $4.0 million, total expenses increased 3.9% to $3.3 million, and operating income increased 62.4% to $678,000.
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Net income totaled approximately $455,000, or $0.06 per fully diluted share, for the six months ended June 30, 2018 compared to net income of $4,000, or $0.00 per fully diluted share, for the six months ended June 30, 2017.

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FFO and AFFO totaled $0.13 and $0.13 per share, respectively, for the six months ended June 30, 2018 compared to $0.12 and $0.12 per share, respectively, for the six months ended June 30, 2017. This represents total FFO and AFFO growth of 7.9% and 10.3%, respectively, for the six months ended June 30, 2018 versus the same time period in 2017.

•	Same-store revenues increased 10.4% to $3.6 million.
•	Same-store NOI increased 6.1% to $2.1 million.
•	Combined store revenues increased 10.7% to $4.0 million.
•	Combined store NOI increased 5.7% to $2.3 million.
•	Distributed dividends of $0.13 per share of common stock.

Management Commentary

"Q2 marked a pivotal moment in Global Self Storage's history, as we achieved full dividend coverage from FFO and AFFO for both the second quarter and first six months of 2018," said President and Chief Executive Officer of the Company, Mark C. Winmill. "This milestone result was largely driven by continued strong topline growth coupled with our success in keeping operating expenses relatively low, which is enabling us to scale the business gradually. Our same-store revenues and NOI are continuing to show impressive growth, up 8.6% and 5.7% for the second quarter and up 10.4% and 6.1% for the first six months of 2018. This is largely due to the continuation of our business strategy of focusing on secondary and tertiary markets in the Midwest, Northeast, and Mid-Atlantic that have traditionally been underserved by self storage and have muted new development activity as well as high barriers to entry. This quarter's positive results were also driven by the successful lease-up activity from our Bolingbrook and Merrillville expansions, which have both experienced substantial increases in square foot occupancy just months after their completion, in addition to higher rental rates per leased square foot across all of our properties due to our focused revenue rate management programs."

"We are still in the early stages of the Company's growth, but our results for the past few quarters suggest that we're making steady progress toward our objective of scaling the business through FFO growth. Along with driving continued revenue and NOI growth in our current portfolio through our revenue rate management program and disciplined cost approach, we will also be looking to acquire underperforming but attractive properties that we can improve and ultimately generate higher FFO. Our proven platform of strong cash-flow generating properties shows that we can continue to take advantage of the ownership fragmentation in this market, where nearly 75% of all operators only manage one or two properties and lack the proper management and resources to grow their portfolios."

"So, in summary, our results for the quarter and six-month period represent a solid milestone in the Company's roadmap for higher FFO and AFFO growth, as well as achieving and maintaining continued dividend coverage. By continuing to execute on our strategy of focusing on underserved markets with high barriers to entry and high quality tenants, we believe we can meaningfully scale the business over the long run and drive more accretive returns for our shareholders."

Second Quarter 2018
The Company's second quarter total revenues increased 9.4%, total expenses increased 1.0%, and operating income increased 70.4%. The significant increase in operating income was driven primarily by the expansion of the Company's Bolingbrook, IL and Merrillville, IN properties, as well as higher rental and occupancy rates. For the second quarter of 2018, net income totaled $395,000 compared to net income of $18,000 for the second quarter of 2017.

Same-Store Results for the Second Quarter of 2018 (1)
The Company's same-store portfolio for the second quarter of 2018 included ten of its eleven stores, representing 87.4% of store NOI for the quarter.

For the second quarter of 2018, same-store revenues increased 8.6% to $1.8 million compared with $1.7 million for the second quarter in 2017. The increase was driven primarily by additional income from rental income growth and increased insurance participation, as well as the successful lease-up of the Company's Bolingbrook expansion.

Same-store operating expenses in the second quarter of 2018 totaled $762,000 compared with $676,000 in the second quarter of 2017. The increase was primarily driven by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs.

For the second quarter of 2018, same-store NOI increased 5.7% to $1.0 million compared with $992,000 for the second quarter of 2017. The increase was due primarily to an increase in same-store revenues which were partially offset by an increase in same-store operating expenses.

Same-store occupancy at June 30, 2018 decreased 80 basis points to 92.7% from 93.5% at June 30, 2017.

(1) A reconciliation of net income to same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Same-Store Net Operating Income."

Combined Same-Store and Non Same-Store Results for the Second Quarter of 2018 (2)
For the second quarter of 2018, Combined store revenues increased 9.4% to $2.0 million compared with $1.8 million for the second quarter of 2017. The increase was driven primarily by a 0.9% increase in net leased square footage and by the results of the Company's revenue rate management program of raising existing tenant rates. The increase in net leased square footage, as a result of the Company's Merrillville store expansion, is currently expected to positively affect Combined store revenues for the remainder of 2018.

Combined store operating expenses in the second quarter of 2018 totaled $821,000 compared with $721,000 in the second quarter of 2017. The increase was driven primarily by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs.

For the second quarter of 2018, Combined store NOI increased 6.6% to $1.2 million compared with $1.1 million for the second quarter of 2017. The increase was due primarily to an increase in Combined store revenues which were partially offset by an increase in Combined store operating expenses.

(2) A reconciliation of net income to combined same-store and non same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Combined Same-Store and Non Same-Store Net Operating Income."

Company Operating Results for the Second Quarter of 2018
Net income totaled approximately $395,000, or $0.05 per share, in the second quarter of 2018 compared to a net income of $18,000, or $0.00 per share, for the second quarter of 2017.

General and administrative expenses totaled $456,000 in the second quarter of 2018 compared with $465,000 in the prior quarter and $438,000 in the second quarter of 2017. The year-over-year increase was primarily driven by increased expenses related to the establishment and ongoing administration of the Company's 2017 Equity Incentive Plan, in addition to higher employment costs.

Business development costs for the second quarter of 2018 totaled $10,000 compared with $8,000 for the second quarter of 2017.

Interest expense for the second quarter of 2018 was $220,000, which was consistent with the amount reported for the second quarter of 2017.

FFO totaled approximately $527,000, or $0.07 per share, while AFFO totaled approximately $564,000, or $0.07 per share, for the second quarter of 2018. This represents total FFO and AFFO growth of 12.0% and 17.7%, respectively, for the second quarter of 2018 versus the same time period in 2017.

FFO and AFFO for the Second Quarter of 2018
(1) For purposes of calculating FFO and AFFO per share, unvested restricted stock is not included.

Six Months Ended June 30, 2018
The Company's total revenues for the six months ended June 30, 2018 increased 10.7%, total expenses increased 3.9%, and operating income increased 62.4%. The significant increase in operating income was driven primarily by the expansion of the Company's Bolingbrook, IL and Merrillville, IN properties, as well as higher rental and occupancy rates. For the six months ended June 30, 2018, net income totaled $455,000 compared to net income of $4,000 for the same year-ago period.

Same-Store Results for the Six Months Ended June 30, 2018
The Company's same-store portfolio for the six months ended June 30, 2018 included ten of its eleven stores, representing 88.8% of store NOI for the period.

For the six months ended June 30, 2018, same-store revenues increased 10.4% to $3.6 million compared with $3.2 million for the six months ended June 30, 2017. The increase was driven primarily by additional income from rental income growth and increased insurance participation, as well as the successful lease-up of the Company's Bolingbrook store expansion.

Same-store operating expenses for the six months ended June 30, 2018 totaled $1.5 million compared with $1.3 million for the six months ended June 30, 2017. The increase was primarily driven by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs.

For the six months ended June 30, 2018, same-store NOI increased 6.1% to $2.1 million compared with $1.9 million for the six months ended June 30, 2017. The increase was due primarily to an increase in same-store revenues which were partially offset by an increase in same-store operating expenses.

Same-store occupancy for the six months ended June 30, 2018 decreased 80 basis points to 92.7% from 93.5% for the six months ended June 30, 2017.

Combined Same-Store and Non Same-Store Results for the Six Months Ended June 30, 2018
For the first six months ended June 30, 2018, Combined store revenues increased 10.7% to $4.0 million compared with $3.6 million for the first six months ended June 30, 2017. The increase was driven primarily by a 0.9% increase in net leased square footage and by the results of the Company's revenue rate management program of raising existing tenant rates. The increase in net leased square footage, as a result of the Company's Merrillville store expansion, is currently expected to positively affect Combined store revenues for the remainder of 2018.

Combined store operating expenses for the six months ended June 30, 2018 totaled $1.7 million compared with $1.4 million for the six months ended June 30, 2017. The increase was driven primarily by higher store level employment costs, property taxes, and administrative expenses, which were partially offset by reduced advertising and marketing costs.

For the six months ended June 30, 2018, Combined store NOI increased 5.7% to $2.3 million compared with $2.2 million for the six months ended June 30, 2017. The increase was due primarily to an increase in Combined store revenues which were partially offset by an increase in Combined store operating expenses.

Company Operating Results for the Six Months Ended June 30, 2018
Net income totaled approximately $455,000, or $0.06 per fully diluted share, for the six months ended June 30, 2018 compared to a net income of $4,000, or $0.00 per fully diluted share, for the six months ended June 30, 2017.

General and administrative expenses totaled $922,000 in the six months ended June 30, 2018 compared with $849,000 in the six months ended June 30, 2017. The year-over-year increase was primarily driven by increased expenses related to the establishment and ongoing administration of the Company's 2017 Equity Incentive Plan, in addition to higher employment costs.

Business development costs for the six months ended June 30, 2018 totaled $10,000 compared with $14,000 for the six months ended June 30, 2017.

Interest expense for the six months ended June 30, 2018 was $440,000, which was consistent with the amount reported for the six months ended June 30, 2017.

FFO totaled approximately $977,000, or $0.13 per share, while AFFO totaled approximately $1.0 million, or $0.13 per share, for the six months ended June 30, 2018. This represents total FFO and AFFO growth of 7.9% and 10.3%, respectively, for the six months ended June 30, 2018 versus the same time period in 2017.

FFO and AFFO for the Six Months Ended June 30, 2018
(1) For purposes of calculating FFO and AFFO per share, unvested restricted stock is not included.

Dividends
On June 1, 2018, the Company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend from a year ago and last quarter.

Balance Sheet
At June 30, 2018, cash, cash equivalents, and marketable equity securities totaled $3.9 million compared with $3.7 million at December 31, 2017.

For more information on the Company's quarterly results, including financial tables, please refer to the Company's Quarterly Report on Form 10-Q for the second quarter of 2018 filed with the Securities and Exchange Commission today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT that owns, operates, manages, acquires, develops and redevelops self storage properties in the United States. The Company's self storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, eleven self storage properties located in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina. For more information, go to http://ir.globalselfstorage.us/ or visit our self storage customer site at www.globalselfstorage.us.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts ("NAREIT") and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company's financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the Company's operating results. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the investment community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

We believe net operating income or "NOI" is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization. A reconciliation of this measure to its most directly comparable GAAP measure is provided later in this release.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition
We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At June 30, 2018, we owned ten same-store properties and one non same-store property. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company's stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the Company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "plans," "intends," "expects," "estimates," "may," "will," "should," "anticipates," or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the Company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, which may cause the Company's actual results to be materially different from those expressed or implied by such statements. The Company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the Company's filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the Company's examination of historical operating trends and estimates of future earnings, are based upon the Company's current expectations and various assumptions. The Company's expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the Company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the Company may be changed at any time without notice.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorage.us
1-212-785-0900, ext. 201

Liolios Investor Relations
Scott Liolios or Najim Mostamand, CFA
SELF@liolios.com
1-949-574-3860

Global Self Storage, Inc.
Consolidated Balance Sheets
(Unaudited)

Global Self Storage, Inc.
Consolidated Statements of Operations
(Unaudited)

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on our unaudited consolidated statements of operations for the periods indicated:

Reconciliation of GAAP Net Income to Combined Same-Store and Non Same-Store Net Operating Income

The following table presents a reconciliation of combined same-store and non same-store net operating income to net income as presented on our unaudited consolidated statements of operations for the periods indicated: